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Exhibit 99.2

Photon Dynamics and Sanmina-SCI Enter Into
Manufacturing Agreement

Sanmina-SCI to Manufacture Photon Dynamics' FPD Equipment

SAN JOSE, Calif.—(BUSINESS WIRE)—Dec. 11, 2001—Photon Dynamics, Inc. (Nasdaq NM:PHTN—news), a worldwide supplier of integrated yield management solutions for the display, electronics, and glass markets, today announced it has entered into a manufacturing agreement with Sanmina-SCI Corporation, (Nasdaq NM:SANM—news), a leading electronics manufacturing services provider. Photon Dynamics entered into the agreement in an effort to reduce its fixed expenses and provide its Flat Panel Display (FPD) division with increased flexibility to meet the cyclical demands of the marketplace, while maintaining a high level of product quality for its FPD customers.

Under the terms of the agreement, Photon Dynamics will begin outsourcing its FPD manufacturing to Sanmina-SCI at Photon Dynamics' San Jose, CA, FPD facility. Sanmina-SCI will sublease a portion of the facility, and acquire certain assets needed for the manufacture of the FPD products. Photon Dynamics does not anticipate any employee reductions in connection with the agreement.

"We've had a relationship with Sanmina-SCI for nearly 18 months when they began building our FPD division sub-assemblies and lower-frames, and soon after they became a supplier and customer of our Electronics division. We look forward to our expanded relationship with Sanmina-SCI resulting from our new agreement," said Vince Sollitto, President and CEO, Photon Dynamics.

Commenting further, Randy Furr, President and Chief Operating Officer of Sanmina-SCI, said, "We believe this agreement with Photon Dynamics reflects Sanmina-SCI's goal of becoming an integral component of its customers' manufacturing operations to allow them to focus on their core competencies in product development and customer support."

About Sanmina-SCI Corporation

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the $130 billion global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering unsurpassed quality and support to large OEMs primarily in the communications, industrial and medical instrumentation, and computer technology sectors of the market. Sanmina-SCI has over 100 facilities strategically located in key regions throughout the world.

About Photon Dynamics

Photon Dynamics is a global supplier of integrated yield management solutions for the display, electronics and glass markets. Photon Dynamics' patented image acquisition and image processing technology, electro-optical design, and system engineering expertise are currently used for: test, repair and inspection of flat panel displays; inspection of cathode ray tube displays and automotive glass; and inspection of printed wiring assemblies and advanced semiconductor packaging. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from a production line, and quickly diagnose material costs and improve throughput to gain an incremental yield edge critical to success. Founded in 1986, Photon Dynamics has approximately 320 employees with sales offices and customer support services in San Jose and Aliso Viejo, California; Austin, Texas; Beijing, China; Eindhoven, The Netherlands; Hsinchu and Taipei, Taiwan; Markham, Ontario, Canada; Redhill, Surrey,

UK; Seoul, Korea; and Tokyo, Japan. For more information about Photon Dynamics, visit its Web site at www.photondynamics.com.

Contact:

  Photon Dynamics
  Beth Popham, 408/360-3103
   beth.popham@photondynamics.com
  or
  Weber Shandwick/Silicon Valley
  Carol Felton, 650/532-4071
   cfelton@webershandwick.com
  or
  Sanmina-SCI Corporation
  Paige Bombino, 408/964-3610
   paige.bombino@Sanmina-sci.com
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  Exhibit 99.2
Photon Dynamics and Sanmina-SCI Enter Into Manufacturing Agreement